UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2005 (October 31, 2005)
Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas	77081
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 713-796-8822
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     Effective October 31, 2005, Encysive Pharmaceuticals Inc. (the “Company”) entered into a termination agreement with Gordon H. Busenbark, the Company’s Chief Financial Officer, a new position in the Company. The agreement provides for a one-year initial term and automatically renews for successive one-year periods unless the other party provides notice at least sixty days before the scheduled expiration. The agreement provides for an annual base salary of $285,000, subject to increase by the Compensation and Corporate Governance Committee (the “Committee”) in accordance with the Company’s practices based on performance. Mr. Busenbark will also receive bonuses to be determined by the Committee in its sole discretion, and is entitled to participate in all retirement or other benefit plans, policies and programs maintained or provided by the Company for executive officers. Pursuant to the terms of the agreement, on October 31, 2005, the Company granted to Mr. Busenbark 9,719 shares of restricted common stock and options to purchase 18,349 shares of common stock with an exercise price of $10.29 per share. The restricted common stock and options vest as to one-half of the shares on each of November 30, 2007, and November 30, 2008.
     The agreement may be terminated by the Company with or without “cause,” as defined in the agreement, and Mr. Busenbark can terminate the agreement with or without “good reason,” as defined in the agreement. In the event of termination by the Company without “cause,” or by Mr. Busenbark for “good reason,” Mr. Busenbark will receive in a lump sum his one-year’s base salary, and will also receive other benefits and rights under the agreement for the twelve months following his termination. During the twelve-month period after the date of termination, all stock options and restricted stock held by Mr. Busenbark will continue to vest and be exercisable in accordance with their terms in effect on the date of termination. On the conclusion of this twelve-month period, all unexpired, unexercised options will be fully vested and all restricted stock will be fully vested. Thereafter, all such fully vested stock options will be exercisable by Mr. Busenbark until the earlier to occur of the expiration of the term of each stock option or twelve months after the date they become fully vested. However, in the event of termination by the Company for “cause” or Mr. Busenbark’s termination without “good reason,” Mr. Busenbark will only be entitled to receive that portion of his base salary that has been earned, but not paid, through the termination date. In addition, the agreement provides certain benefits in the event of a termination within two years of a “change of control,” as defined in the agreement. The agreement provides for a lump-sum payment in cash of 18 months of annual base salary and annual bonuses, if any. In addition, the agreement provides for gross-up for certain taxes on the lump-sum payment, continuation of certain insurance and other benefits for periods of 18 months and reimbursement of certain legal expenses in conjunction with the agreement. During the term of the agreement, and for the twelve months following the termination of the agreement, Mr. Busenbark may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company or induce any of the Company’s employees to accept employment with any of its competitors.
     The foregoing description of the agreement is qualified in its entirety by reference to the Termination Agreement, which is incorporated herein by reference and attached hereto as Exhibit 10.1.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On November 1, 2005, the Company announced the appointment of Gordon H. Busenbark, age 49, as Chief Financial Officer. From 2003 to 2004, Mr. Busenbark served as Vice President of Global Quality for Baxter Healthcare Corporation, an Illinois-based global healthcare company. From 1996 to 2003, he served in various management positions for Plasma Therapeutics, Baxter’s Bioscience Division in Vienna, Austria, including most recently as President and prior to that as Vice President/General Manager and Chief Financial Officer. Mr. Busenbark holds an M.B.A. and a B.S. in Accounting from the University of Utah.

Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits.
          10.1 Termination Agreement dated as of October 31, 2005, made by and between Encysive Pharmaceuticals Inc. and Gordon H. Busenbark.
[SIGNATURE PAGE FOLLOWS]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCYSIVE PHARMACEUTICALS INC. (Registrant)
Date: November 1, 2005	/s/ Stephen L. Mueller
Stephen L. Mueller
Vice President, Finance and Administration Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Termination Agreement dated as of October 31, 2005, made by and between Encysive Pharmaceuticals Inc. and Gordon H. Busenbark.